Exhibit 99.1

McLeodUSA Reports First Quarter 2004 Results

•	Excellent operational performance continues in Q1'04
•	Continued successful execution of cash management initiatives
•	Lender group approves amendment to financial covenants

CEDAR RAPIDS, Iowa – May 5, 2004 – McLeodUSA Incorporated (Nasdaq: MCLD), one of the nation’s largest independent, competitive telecommunications services providers, today reported financial and operating results for the quarter ended March 31, 2004.

Total revenues for the quarter were $193.6 million and gross margin[1] was $86.0 million. SG&A expenses for the quarter were $75.7 million. Adjusted EBITDA[1] for the period was $10.3 million, resulting in the eighth consecutive quarter of positive Adjusted EBITDA. Reported net loss for the quarter was $(91.4) million, or a loss per common share of $(0.32).

“The Company’s operational performance in the first quarter continued to meet our high expectations as we sustained excellent levels of customer satisfaction, billing accuracy and customer retention. We were also extremely pleased with the results of our ongoing cost reduction programs as reflected in the strong gross margin performance for the quarter,” said Chris A. Davis, Chairman and Chief Executive Officer. “We continue to believe the multiple initiatives we have in place to profitably grow revenues will produce positive results as we proceed through 2004, however, we did not realize the full benefits of those actions in the first quarter. In our mid-markets organization, we made good progress this quarter in shoring up the sales leadership team and driving the sales activity model. In strategic sales, we have developed a meaningful pipeline of opportunities that we expect to begin to close over the next two quarters. Our wholesale business performed well in the quarter and, we believe, presents further opportunities for significant growth.”

“As a result of the delayed timing of expected revenue growth, we are continuing our strong focus on SG&A expense and cash management,” added Ms. Davis. “In addition, we have reduced our growth-related capital expenditure plan and re-initiated our plan to sell fiber assets that are not required to meet our strategic growth objectives or to sustain McLeodUSA's excellent operational performance over the long term. We have presented these plans to our lender group and received their strong support.”

For the quarter ended March 31, 2004, total revenues were $193.6 million compared to $209.5 million in the fourth quarter of 2003 and $225.9 million in the first quarter of 2003. Gross margin for the first quarter of 2004 was $86.0 million compared to $93.5 million in the fourth quarter of 2003 and $88.5 million in the first quarter in 2003. Gross margin as a percentage of revenue for the first quarter was 44.4%, consistent with the fourth quarter of 2003 and improved from 39.2% in first quarter of 2003. Gross margin performance improvement versus the first quarter of 2003 is a result of the continued benefit of the Company’s ongoing network cost reduction programs, continued migration of customers to the McLeodUSA network and the elimination of non-profitable customers during 2003. Revenue in the first quarter declined compared to the fourth quarter of 2003 primarily as a result of the decline in the total number of customers, as new customer additions did not offset customer turnover.

Private line and data revenue per customer increased 6% and 17% compared to the fourth and first quarters of 2003, respectively. Long distance revenue per customer remained consistent with the fourth quarter of 2003. Compared with first quarter 2003, long distance revenue per customer declined 17% as the Company reduced the cost of service and offered substantially more competitive pricing. Local service revenue per customer declined in the first quarter of 2004 compared to both the first and fourth quarters of 2003, as a result of the Company's planned increased usage of its lower cost, more profitable UNE-L platform.

The Company’s excellent operational performance continued in the first quarter of 2004. The customer satisfaction rating remained in excess of 90%, billing accuracy remained at 99.7% and the Company continued to consistently achieve 99.999% network reliability, all in line with Company goals.

Customer platform mix at the end of the first quarter was 67% UNE-L, 5% resale and 28% UNE M/P versus 56%, 13% and 31% respectively at the end of the first quarter of 2003. Business customer line turnover was 1.9% in the first quarter of 2004 compared to 1.8% in the fourth quarter of 2003 and 2.2% in the first quarter of 2003. Total customer line turnover in the first quarter was 2.3% versus 2.1% and 2.4% in the fourth and first quarters of 2003, respectively.

For the first quarter of 2004, SG&A was $75.7 million versus $81.7 million in the first quarter of 2003 reflecting the Company’s ongoing process improvement programs as well as specific actions taken to reduce non-essential expenses. Adjusted EBITDA in the first quarter of 2004 was $10.3 million compared to $16.5 million in the fourth quarter of 2003 and $6.8 million in the first quarter of 2003. The decline in Adjusted EBITDA from the fourth quarter was primarily driven by the decline in revenue partially offset by lower SG&A expense. The improvement in Adjusted EBITDA from the first quarter of 2003 resulted from the Company’s cost reduction and productivity initiatives. Net loss for the first quarter of 2004 was $(91.4) million compared to $(56.6) million in the fourth quarter of 2003, which included approximately $23 million of gains from non-operating items, including the settlement of the CapRock litigation, and $(84.1) million in the first quarter of 2003.

In light of the delay in top line growth, the Company has taken additional steps to conserve cash and improve liquidity while continuing to execute its revenue growth plan. Actions taken to generate additional operating efficiencies and focused expense management are expected to result in approximately $8 million of savings to the quarterly SG&A run-rate by the fourth quarter of 2004. The Company has also reduced its growth-related capital expenditure plan and now expects to spend approximately $50-55 million in 2004 versus its initial plan of $65 million. The revised capital expenditure plan for the year remains dedicated to new product introduction, cost savings programs and strategic growth initiatives. In addition, the Company has re-initiated its plan to sell fiber assets. This plan was originally developed as part of McLeodUSA’s 2002 recapitalization, but was not implemented at that time due to the Company’s success in selling other non-core assets. The Company is targeting $50 million in fiber sales in 2004.

The Company sought and obtained approval from its lender group of amendments to the financial covenants in its credit agreements. The approved amendments include changes to the minimum revenue, leverage ratio and interest coverage ratio covenants. The minimum trailing four-quarter revenue covenant was amended to $825 million, $780 million, $760 million, $770 million for the first quarter through fourth quarter of 2004, respectively. There is no minimum revenue covenant in 2005. The leverage ratio was replaced with a minimum cumulative EBITDA of $8 million, $16 million, $24 million and $34 million for the first through fourth quarters of 2004, respectively, and a trailing four quarter minimum EBITDA of $49 million, $69 million, $89 million and $114 million for the first through fourth quarters of 2005, respectively. The interest coverage ratio was amended to 1.0x for each of the four quarters of 2004 and 1.0x, 1.5x, 2.0x and 2.0x for the first through fourth quarters of 2005, respectively. In addition, the Company included in the amendment a downward revision to the capital expenditure limits for 2004 and 2005 to $75 million and $100 million, respectively. There were no changes to the capital expenditure limit of $200 million for the years 2006 and beyond. Approximately $1.9 million in fees were paid to the lender group in connection with the approval of this amendment. The Company has met all current financial covenants and continues to have full access to the $110 million exit credit facility with agreed upon withdrawals of $15 million in the third quarter and $20 million in the fourth quarter of 2004, respectively. As planned, $65 million had been withdrawn through the end of the first quarter of 2004. The Company ended the quarter with $49.0 million of cash on hand. Total capital expenditures for the first quarter of 2004 were $13.3 million.

Other recent highlights include:

•	Announced the election of David W. Checketts, Chairman of Sports Capital and former president and CEO of Madison Square Garden and Roger T. Staubach, Chairman and CEO of The Staubach Company, to the McLeodUSA Board of Directors, bringing to 11 the number of current or former chief executives on McLeodUSA’s 17-member Board.

•	On April 14, 2004, independent judges named McLeodUSA as a finalist for the 2004 Stevie Award in the category of Best Customer Service Organization. Stevie winners will be announced at the 2004 American Business Awards dinners and presentations in New York on May 10.

•	On May 3, 2004, the Company announced it had selected Telica’s PLUSTM Softswitch for the key network gateway component for its new Packet-Based Integrated Access Service using the VoIP (Voice over Internet Protocol) service architecture market trial, which is expected to launch in Chicago, Denver, Dallas and Detroit in the second quarter of 2004.

•	On May 4, 2004, the Company announced that it had entered a multi-year agreement with Accenture to offer Shared Web Hosting and Hosted Microsoft Exchange services to its mid-markets customers beginning early in the third quarter of 2004. The McLeodUSA Preferred AdvantageSM Web Hosting and Hosted Exchange 2003 product suite will include branded email, as well as other office productivity tools available in Microsoft Exchange 2003.

Conference Call

McLeodUSA will host a conference call on Wednesday, May 5, 2004, at 10 a.m. Eastern Time to discuss first quarter results and the information contained in this release. The call may be accessed at 888-271-9098 (U.S.) or 706-634-6027 (International). A replay will be available approximately 2 hours after completion of the call at 800-642-1687 (U.S.) or 706-645-9291 (International), Conference ID No. 9774338. The audio replay will be available through midnight ET on Wednesday, May 12, 2004. The call will also be Webcast live and available via replay at:
http://www.mcleodusa.com/html/ir/streamingmedia.php3

About McLeodUSA

McLeodUSA provides integrated communications services, including local services, in 25 Midwest, Southwest, Northwest and Rocky Mountain states. The Company is a facilities-based telecommunications provider with, as of March 31, 2004, 38 ATM switches, 40 voice switches, 667 collocations, 435 DSLAMs and 2,995 employees. As of April 16, 2002, Forstmann Little & Co. became a 58% shareholder in the Company. Visit the Company’s Web site at www.mcleodusa.com.

[1]Non –GAAP Financial Measures

To provide further clarification, the Company has begun using the term Adjusted EBITDA as a replacement for EBITDA. Adjusted EBITDA is a non-GAAP financial measure used by management to evaluate the effectiveness of the Company’s operating performance and to enhance the comparability between periods. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, as defined by McLeodUSA, further removes the effects of other income and expense and restructuring adjustments. Management removes the effects of other income and expense and restructuring adjustments from Adjusted EBITDA because it does not believe that such items are representative of the core operating results of the Company’s ongoing competitive telecommunications activities. For a facilities based telecommunications services provider like McLeodUSA with high initial capital investments required in order to gain entry to the industry, management believes that omitting depreciation and amortization from Adjusted EBITDA provides a relevant and useful measure of the Company’s core operating performance and enhances comparability between periods. Management believes that non-GAAP measures such as Adjusted EBITDA are commonly reported and used by analysts, investors and other interested parties in the telecommunications industry. Adjusted EBITDA is reconciled to net loss, the most comparable GAAP measure, within the table presented below. McLeodUSA’s use of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the telecommunications industry. The use of Adjusted EBITDA is not intended to replace measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

	Three-months ended

(In millions)	March 31, 2004	December 31, 2003	March 31, 2003

Reconciliation of Adjusted EBITDA:
Net loss	$(91.4)	$(56.6)	$(84.1)
Interest expense	11.1	9.8	8.7
Other nonoperating expense (income)	0.4	(23.1)	--
Restructuring adjustment	--	(0.2)	--
Depreciation and amortization	90.2	86.6	82.2

Adjusted EBITDA	$10.3	$16.5	$6.8

Gross margin is another financial measure that management uses to evaluate operating performance. Gross margin, which is calculated as revenues less cost of service, excludes depreciation and amortization expenses. Cost of service includes expenses directly associated with providing telecommunications service to its customers. Costs classified as cost of service include, among other items, the cost of connecting customers to the McLeodUSA network via leased facilities, the costs paid to third party providers for interconnect access and transport services, the costs of leasing components of network facilities and the cost of fiber related to sales and leases of network facilities. Gross margin is reconciled to net loss, the most comparable GAAP measure, within the table presented below.
	Three-months ended

(In millions)	March 31, 2004	December 31, 2003	March 31, 2003

Reconciliation of Gross Margin:
Net loss	$(91.4)	$(56.6)	$(84.1)
Interest expense	11.1	9.8	8.7
Other nonoperating expense (income)	0.4	(23.1)	--
Restructuring adjustment	--	(0.2)	--
Depreciation and amortization	90.2	86.6	82.2
Selling, general and administrative	75.7	77.0	81.7

Gross Margin	$86.0	$93.5	$88.5

Some of the statements in this press release include statements about our future expectations. Statements that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Such statements include projections of financial and operational results and goals, including revenue, EBITDA, Adjusted EBITDA, profitability, savings and cash. In some cases, you can identify these so-called “forward looking statements” by our use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict”, “project”, “intend” or “potential” or the negative of those words and other comparable words. These forward-looking statements are subject to known as well as unknown risks and uncertainties that may cause actual results to differ materially from our expectations. Our expectations are based on various factors and assumptions and reflect only our predictions. Factors that could cause actual results to differ materially from the forward-looking statement include technological, regulatory, public policy or other developments in our industry, availability and adequacy of capital resources, current and future economic conditions, the existence of strategic alliances, our ability to generate cash, our ability to implement process and network improvements, our ability to attract and retain customers, our ability to migrate traffic to appropriate platforms and changes in the competitive climate in which we operate. These and other risks are described in more detail in our most recent Annual Report on Form 10-K filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Contact:

McLeodUSA Incorporated, Cedar Rapids, IA Investor Contact: Bryce E. Nemitz Press Contact: Bruce A. Tiemann Phone: 319/790-7800 mcleodusa_ir@mcleodusa.com

McLeodUSA Incorporated and Subsidiaries Condensed Consolidated Statements of Operations (In millions, except per share data) (UNAUDITED)

	Three-months ended

	March 31, 2004	March 31, 2003

Revenue	$193.6	$225.9

Operating expenses:
Cost of service (exclusive of depreciation and
amortization shown separately below)	107.6	137.4
Selling, general and administrative	75.7	81.7
Depreciation and amortization	90.2	82.2

Total operating expenses	273.5	301.3

Operating loss	(79.9)	(75.4)

Nonoperating income (expense):
Interest expense, net of amounts capitalized	(11.1)	(8.7)
Other expense	(0.4)	--

Total nonoperating expense	(11.5)	(8.7)

Net loss	$(91.4)	$(84.1)

Preferred stock dividend	(0.8)	(1.2)

Net loss applicable to common shares	$(92.2)	$(85.3)

Basic and diluted loss per common share	$(0.32)	(0.31)

Weighted average common shares outstanding	291.0	276.3

McLeodUSA Incorporated and Subsidiaries Condensed Consolidated Balance Sheets (In millions)

	March 31, 2004	December 31, 2003

	Unaudited
ASSETS
Current Assets
Cash and cash equivalents	$ 49.0	$ 56.5
Trade receivables, net	58.0	65.6
Prepaid expense and other	22.0	22.4
Assets held for sale	2.0	2.0

Total Current Assets	131.0	146.5

Non-current Assets
Property and equipment, net	944.5	1,007.7
Goodwill and other intangibles, net	438.7	446.9
Other non-current assets	25.0	29.5

Total Non-current Assets	1,408.2	1,484.1

Total Assets	$ 1,539.2	$ 1,630.6

LIABILITIES AND EQUITY
Current Liabilities
Current maturities of long-term debt	$ 29.1	$ 27.1
Accounts payable	27.9	30.5
Deferred revenue, current portion	6.2	6.9
Other current liabilities	103.7	121.5
Liabilities related to discontinued operations	0.3	1.1

Total Current Liabilities	167.2	187.1

Long-term Liabilities
Long-term debt, excluding current maturities	734.5	717.3
Deferred revenue less current portion	16.8	15.1
Other long-term liabilities	59.2	58.3

Total Long-term Liabilities	810.5	790.7

Redeemable Convertible Preferred Stock	122.3	131.1

Stockholders' Equity	439.2	521.7

Total Liabilities and Equity	$ 1,539.2	$ 1,630.6

McLeodUSA Incorporated and Subsidiaries Selected Telecommunications Statistical Data

	3/31/03	12/31/03	3/31/04

Active central offices	1,783	1,724	1,708

Collocations	567	663	667

Switches owned
CO / LD	46	44	40
ATM / Frame Relay	38	38	38

DSLAMs installed	433	435	435

Total Competitive:
Customers	424,638	395,641	381,791
Access Units / Customer	2.8	2.8	2.8

Revenue per Customer / Month
Local	$ 112.66	$ 111.18	$ 106.55
Long distance	38.14	31.53	31.56
Private line & data	27.03	29.95	31.61

Total	$ 177.83	$ 172.66	$ 169.72

Platform Distribution
Resale	13%	5%	5%
UNE-M/P	31%	30%	28%
UNE-L	56%	65%	67%

Total	100%	100%	100%